Execution Version	Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of February 15, 2006

by and between

MATRIX SETTLEMENT & CLEARANCE SERVICES, LLC

AND

EDGEWOOD SERVICES, INC.

(continued)

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(continued)

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(continued)

SCHEDULES AND EXHIBITS

Schedules:

Schedule 1.1A	Bank Contracts
Schedule 1.1B	Fund Contracts
Schedule 1.1C	Trademarks
Schedule 1.3	Assumed Liabilities
Schedule 1.8	Consents, Approvals and Novations
Schedule 2.2	Purchase Price
Schedule 5.1	Qualifications to do Business
Schedule 5.3	Non-Contravention
Schedule 5.7	Seller Contracts
Schedule 5.10	Title
Schedule 5.11	Required Government Consents
Schedule 5.13	Taxes; Tax Returns
Schedule 5.14	Customer Credits; Customer Prepayments or Deposits
Schedule 5.15	Customers and Clients
Schedule 5.16(a)	Intellectual Property
Schedule 5.17	Affiliate Interest
Schedule 5.18	Employment
Schedule 5.19	Seller’s Risk Committee Action Chart

Exhibits

Exhibit A	Form of Bill of Sale and Assignment
Exhibit B1	Form of Buyer Guarantor Guaranty
Exhibit B2	Form of Seller Guarantor Guaranty

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Exhibit C1	Form of Buyer Non-Competition Agreement
Exhibit C2	Form of Seller Non-Competition Agreement
Exhibit D	Form of Interim Trademark License Agreement
Exhibit E	Form of Instrument of Assignment and Assumption of Assumed Contracts
Exhibit F	Form of Instrument of Assumption of the Assumed Liabilities
Exhibit G	Form of Trademark Assignment
Exhibit H1	Form of Legal Opinion of Buyer’s Counsel
Exhibit H2	Form of Updated Legal Opinion of Buyer’s Counsel
Exhibit I1	Form of Legal Opinion of Seller’s Counsel
Exhibit I2	Form of Updated Legal Opinion of Seller’s Counsel

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 15, 2006, is entered into by and between MATRIX SETTLEMENT & CLEARANCE SERVICES, LLC, a New York limited liability company (“Buyer”), and EDGEWOOD SERVICES, INC., a New York corporation (“Seller”). Buyer and Seller are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.” Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in Article VIII hereof.

Recitals

WHEREAS, Seller is engaged in the business of facilitating mutual fund trading and settlement by banks, trust companies and third party administrators through its proprietary system known as the “TrustConnect System” (the “Business”);

WHEREAS, Buyer desires to purchase from Seller (the “Asset Purchase”) certain of Seller’s assets used or useful in the operation of the Business specified herein, and to assume only certain liabilities of Seller specified herein, and Seller desires to sell such assets in exchange for cash and the assumption of such specified liabilities, all in accordance with the terms and conditions set forth hereinafter; and

WHEREAS, the Parties intend and contemplate that the Asset Purchase and the other transactions contemplated by this Agreement and the Documents (as defined herein) (collectively, the “Transactions”) will be consummated as set forth hereinafter.

NOW, THEREFORE, in consideration of these premises and the mutual agreements, covenants, representations and warranties herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ACQUIRED ASSETS;

ASSUMPTION OF SELLER LIABILITIES

1.1 Acquired Assets.

(a) Subject to the terms and conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, all right, title and interest in and to the Acquired Assets, free and clear of any Liens. For the avoidance of doubt, it is understood and agreed by the Parties that (i) Buyer shall purchase all of the Bank Contracts from Seller, (ii) the phrase “as mutually agreed upon” in subsections (b)(i), (c)(i) and (d)(i) does not mean that the Parties will mutually agree upon whether a Bank Contract will be assigned from Seller to Buyer, rather it means that the Parties will mutually agree upon the Closing Date on which such Bank Contract will be assigned from Seller to Buyer, and (iii) Seller shall not assign to Buyer any of the Bank Contracts (A) with respect to which Seller has received a written notice of termination from the customer, unless Buyer otherwise agrees to purchase such Bank Contract from Seller, or (B) of which Buyer is prohibited or prevented from taking an assignment from Seller for any technology, regulatory or legal reason. It is understood and agreed by the Parties that Buyer and Seller shall use commercially reasonable efforts to resolve, or cooperate with each other on the resolution of, such technology, regulatory or legal reason as promptly as practicable.

(b) Without in any way limiting the generality of the foregoing, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, all right, title and interest in and to the following Acquired Assets on the initial Closing Date:

(i) all of the Bank Contracts to be assigned from Seller to Buyer on the initial Closing Date, as mutually agreed upon and set forth on Schedule A to the Instrument of Assignment and Assumption of Assumed Contracts to be delivered by Seller to Buyer on the initial Closing Date;

(ii) all prepayments, deposits and prepaid expenses, if any, made with respect to, or allocable to, a period following the initial Closing Date with respect to the Bank Contracts to be assigned from Seller to Buyer on the initial Closing Date, as set forth on Schedule A to the Bill of Sale to be delivered by Seller to Buyer on the initial Closing Date;

(iii) copies of all of Seller’s operating and marketing records relating to the Business, including copies of asset ledgers, inventory records, customer lists, customer mailing lists, customer sales files, supplier lists, supplier purchase files, correspondence, and other operating and marketing ledgers, records, lists and files directly related to the Business or the Acquired Assets, in whatever form they exist;

(iv) copies of all of Seller’s financial books, records and ledgers relating to the Business (other than Tax Returns, minute books and stock records; provided, however, such materials, as they relate to the Business or the Acquired Assets, will be made available for inspection and copying by Buyer upon request), including any such books, records and ledgers which are maintained in electronic form;

(v) all mail or other communications addressed to Seller with respect to the Acquired Assets to be assigned from Seller to Buyer on the initial Closing Date; and

(vi) all goodwill of Seller associated with respect to the Acquired Assets to be assigned from Seller to Buyer on the initial Closing Date.

(c) Without in any way limiting the generality of the foregoing, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, all right, title and interest in and to the following Acquired Assets on each subsequent Closing Date:

(i) all of the Bank Contracts to be assigned from Seller to Buyer on such subsequent Closing Date, as mutually agreed upon and set forth on Schedule A to the Instrument of Assignment and Assumption of Assumed Contracts to be delivered by Seller to Buyer on such subsequent Closing Date;

(ii) all prepayments, deposits and prepaid expenses, if any, made with respect to, or allocable to, a period following such subsequent Closing Date with respect to the Bank Contracts to be assigned from Seller to Buyer on such subsequent Closing Date, as set forth on Schedule A to the Bill of Sale to be delivered by Seller to Buyer on such subsequent Closing Date;

(iii) all mail or other communications addressed to Seller with respect to the Acquired Assets to be assigned from Seller to Buyer on such subsequent Closing Date; and

(iv) all goodwill of Seller associated with respect to the Acquired Assets to be assigned from Seller to Buyer on such subsequent Closing Date.

(d) Without in any way limiting the generality of the foregoing, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, all right, title and interest in and to the following Acquired Assets on the final Closing Date:

(i) all of the Bank Contracts to be assigned by Seller to Buyer on the final Closing Date, as mutually agreed upon and set forth on Schedule A to the Instrument of Assignment and Assumption of Assumed Contracts to be delivered by Seller to Buyer on the final Closing Date;

(ii) all prepayments, deposits and prepaid expenses, if any, made with respect to, or allocable to, a period following the final Closing Date with respect to the Bank Contracts to be assigned on the final Closing Date, as set forth on Schedule A to the Bill of Sale to be delivered by Seller to Buyer on the final Closing Date;

(iii) all of the Fund Contracts to be transferred from Seller to Buyer on the final Closing Date;

(iv) all right, title, and interest in and to the Trademarks;

(v) all mail or other communications addressed to Seller with respect to the Acquired Assets to be assigned or transferred from Seller to Buyer on the final Closing Date; and

(vi) all goodwill of Seller associated with respect to the Acquired Assets to be assigned or transferred from Seller to Buyer on the final Closing Date.

1.2 Excluded Assets.

Notwithstanding anything in this Agreement to the contrary, and except as provided in Section 1.1, the Acquired Assets shall not include the Excluded Assets or the Shared Use Assets, and Buyer shall in no way be construed as having purchased or acquired (or be obligated to purchase or acquire) any interest whatsoever in any such Excluded Assets or Shared Use Assets.

1.3 Assumed Liabilities.

Except as otherwise specifically provided in this Section 1.3, Buyer shall assume and agree to pay, discharge and perform, as appropriate, only (i) the Liabilities set forth on Schedule 1.3 arising after the initial Closing Date and (ii) the Liabilities arising after the initial Closing Date with respect to the Acquired Assets (other than the Seller Contracts), and (iii) the Liabilities arising after the initial Closing Date with respect to the Seller Contracts assigned or transferred to Buyer on the initial Closing Date and the Liabilities arising after each subsequent Closing Date with respect to the Seller Contracts assigned or transferred to Buyer on such subsequent Closing Date, excluding in each case any Liability arising out of or in connection with any event occurring prior to, as applicable, the initial Closing Date or such subsequent Closing Date, as the case may be (collectively, the “Assumed Liabilities”).

1.4 Excluded Liabilities.

Notwithstanding anything in this Agreement to the contrary, and except as provided in Section 1.3, Buyer is not assuming and is not becoming responsible for (a) any Liability with respect to the Excluded Assets or the Shared Use Assets or (b) any Liability of Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).

1.5 Transfer Taxes.

Except for any income tax of Seller, Buyer shall only be responsible for, and shall promptly pay in full when due, any and all transfer and sales taxes that may be incurred by Buyer, Seller or any of their respective Affiliates in connection with the sale and assignment, conveyance, transfer and/or delivery of the Acquired Assets contemplated by this Agreement and the Documents, including, without limitation, any recordation, transfer, documentary taxes and fees, stamps and any sales, use, excise and value added taxes. Buyer shall be responsible for preparing and filing on time any return relating to such transfer and sales taxes and shall promptly provide a copy of such return(s) to Seller. Seller agrees to take all actions reasonably requested by Buyer to minimize any sales, use and other transfer taxes and fees incurred in connection with the assignment, conveyance, transfer and/or delivery of the Acquired Assets hereunder. Seller further agrees to deliver all certificates reasonably requested by Buyer to verify the fact of such actions.

1.6 Allocation of Consideration.

The Purchase Price and any other consideration paid by Buyer to Seller for the Acquired Assets shall be allocated among the Acquired Assets and the Non-Competition Agreements in accordance with Section 1060 of the Code as mutually determined by Buyer and Seller, and the Parties agree that they will not take a position on any Tax Return or before any Governmental Entity charged with the collection of any Tax or in any judicial proceeding that is in any way inconsistent with such mutually-determined allocation. If any amount set forth on IRS Form 8594, Asset Acquisition Statement Under Section 1060 (as initially prepared by Buyer in accordance with such mutually-determined allocation and approved by Seller (not to be unreasonably withheld)) is increased or decreased after each Closing Date, then Buyer shall prepare a supplemental IRS Form 8594 as mutually determined by Buyer and Seller as soon as reasonably practical after such increase or decrease, which such supplemental IRS Form 8594 shall be subject to the approval of Seller (not to be unreasonably withheld), and after obtaining such approval from Seller, Buyer shall provide a copy of such IRS Form 8594 to Seller. Buyer and Seller each agree to file IRS Form 8594, and any corresponding state Tax forms, in a manner consistent with such mutually-determined allocation on a timely basis.

1.7 Cooperation and Records Retention.

For a period equal to the greater of (a) three (3) years after each Closing and (b) the period of time necessary to enable each Party to discharge its regulatory and record retention obligations under applicable Law, each Party shall (i) provide the other with such assistance as may reasonably be requested in connection with (A) the preparation of any Tax Returns, (B) any NASD or SEC investigation, or (C) any audit or other examination by any taxing authority or regulatory agency or any judicial or administrative proceedings, (ii) retain and provide the other, with any records or other information which may be relevant to any such return, report, investigation, audit or examination, proceeding or determination, which records and information will be retained in accordance with the requirements of any Law or regulatory agency, as applicable, and (iii) provide the other with any final determination of any such investigation, audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Each Party shall keep copies of such records, and shall provide copies of such records to the other upon the others’ request and at the others’ expense.

1.8 Assignment of Certain Acquired Assets.

Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, or transfer any of the Acquired Assets, including the Seller Contracts, if an attempted sale, conveyance, assignment, or transfer thereof, without the consent or approval of another party thereto or a Governmental Entity or regulatory agency would constitute a breach of, or in any way affect the rights of Seller or Buyer with respect to such Acquired Asset (the “Nonassignable Items”). On or prior to each Closing Date, at the cost and expense of Seller, Seller shall use commercially reasonable efforts to obtain all of the consents, novations and approvals listed on Schedule 1.8 with respect to the Nonassignable Items being assigned or transferred to Buyer on such Closing Date. If any such consent is not obtained, at the cost and expense of Seller, Seller shall use commercially reasonable efforts to cooperate with Buyer to provide for Buyer’s rights and benefits under any or all of such Nonassignable Items until December 31, 2006, including, without limitation, (i) providing Buyer with the benefits of and preserving for the benefit of Buyer the rights of Seller under such Nonassignable Items, (ii) facilitating receipt of the consideration to be received by Seller in and under every such Nonassignable Item, which consideration shall be held for the benefit of, and shall be delivered to, Buyer, and (iii) obtaining all applicable consents, novations and approvals listed on Schedule 1.8 not obtained prior to each such Closing Date. Seller shall reimburse Buyer for any and all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with seeking to obtain or obtaining any such consent, novation or approval whether before or after such Closing Date.

1.9 Fund Contracts.

Seller shall cooperate with Buyer to facilitate trading in each of the registered investment companies under its respective Fund Contract in accordance with the Data Transmission Agreement until such time as a novation or similar transfer to Buyer can be effected, which is anticipated to occur on or about the final Closing Date. Without limiting the generality of the foregoing, Seller shall use commercially reasonable efforts, from and after such Closing Date until the earlier of (a) December 31, 2006, and (b) the date on which a novation or similar transfer to Buyer can be effected, to facilitate receipt of the fund revenue payments from each of the registered investment companies under its respective Fund Contract with respect to all of the Bank Contracts which have been assigned from Seller to Buyer and remit such payments to Buyer.

ARTICLE II

CLOSINGS; ASSET PURCHASE CONSIDERATION;

DELIVERIES AT CLOSING

2.1 Closings.

The closing of the Transactions contemplated by this Agreement and the Documents shall occur in a series of closings as Seller sells, assigns, conveys and transfers the Acquired Assets to Buyer (each closing hereinafter referred to as “each Closing” or the “Closing” and collectively as the “Closings”) and shall take place at such place and on such dates as the Parties may agree upon (it is understood and agreed by the Parties, however, that the initial Closing shall take place on a mutually agreed upon date which is no later than thirty (30) days after the date of this Agreement). The date of each Closing is referred to herein, individually, as a “Closing Date” or the “Closing Date” and, collectively, as the “Closing Dates.”

2.2 Asset Purchase Consideration.

(a) In full consideration for the assignment or transfer of the Acquired Assets, the consideration to be paid by Buyer (the “Purchase Price”) for the Acquired Assets shall consist of:

(i) A cash payment on each Closing Date (the “Upfront Consideration”) equal to the aggregate amount of the Bank Contract Values for all of the Bank Contracts which have been assigned from Seller to Buyer on such Closing Date (or any successor or replacement contracts); provided, however, that Seller and Buyer agree that (A) in no event shall the cash payments over all of the Closing Dates be less than $7,000,000 (the “Minimum Cash Payment”) or exceed $8,550,000 (the “Maximum Cash Payment”), and (B) any unpaid portion of the Minimum Cash Payment shall be paid to Seller no later than one hundred twenty (120) days following the initial Closing Date; provided further, however, that if there shall have been a Catastrophic Event, the Minimum Cash Payment shall be equal to the aggregate amount of the Bank Contract Values for all of the Bank Contracts which have been assigned (and, if applicable, are later assigned) from Seller to Buyer (or any successor or replacement contracts). The Upfront Consideration for each Closing Date shall be paid on such Closing Date.

(ii) A contingent cash payment (“Contingent Consideration”) equal to (A) 100% of the Run Rate Revenue for the three-month period ending on the last day of the 27th month following the month of the initial Closing (the “Contingent Consideration Period”) from all of the Bank Contracts which have been assigned from Seller to Buyer (or any successor or replacement contracts) in excess of $5,000,000, up to a maximum of $2,500,000, plus (B) 150% of the Run Rate Revenue for the Contingent Consideration Period from all of the Bank Contracts which have been assigned from Seller to Buyer (or any successor or replacement contracts) in excess of $7,500,000. The Contingent Consideration shall be paid within ninety (90) days following the last day of the Contingent Consideration Period.

(b) Buyer shall have the right, at its cost and expense, to audit the calculation of the Upfront Consideration. Seller shall have the right, at its cost and expense, to audit the calculation of the Contingent Consideration.

2.3 Deliveries at the Closing.

(a) At the initial Closing, Seller shall deliver, or shall cause to be delivered, to Buyer:

(i) each of the Documents to which Seller and its Affiliates are a party, duly executed by Seller and its Affiliates (it is understood and agreed by the Parties, however, that (A) the Data Transmission Agreement shall only be delivered as of the date of this Agreement, and (B) the Trademark Assignment Agreement and the Novations shall only be delivered at the final Closing);

(ii) an officer’s certificate of Seller enclosing a certified copy of the articles of incorporation of Seller, the authorizing resolutions of Seller’s directors and stockholders approving the Transactions and a certification as to incumbency of the officers of Seller executing and delivering this Agreement and the Documents;

(iii) the opinion of counsel for Seller required under Section 3.8;

(iv) a schedule of the calculation of the Upfront Consideration payable on the initial Closing Date;

(v) such other documents and instruments as Buyer shall reasonably request to consummate the transactions contemplated by this Agreement and the Documents.

(b) At each subsequent Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) each of the Documents to which Seller and its Affiliates are a party, duly executed by Seller and its Affiliates (it is understood and agreed by the Parties, however, that (A) the Data Transmission Agreement shall only be delivered as of the date of this Agreement, (B) the Seller Guarantor Guaranty, the Seller Non-Competition Agreement and the Interim Trademark License Agreement shall only be delivered at the initial Closing and (C) the Trademark Assignment Agreement and the Novations shall only be delivered at the final Closing);

(ii) an updated opinion of counsel for Seller required under Section 3.8;

(iii) a schedule of the calculation of the Upfront Consideration payable on such subsequent Closing Date; and

(iv) such other documents and instruments as Buyer shall reasonably request to consummate the transactions contemplated by this Agreement and the Documents.

(c) At the initial Closing, Buyer shall deliver to Seller:

(i) the Upfront Consideration payable on the initial Closing Date;

(ii) each of the Documents to which Buyer and its Affiliates are a party, duly executed by Buyer and its Affiliates (it is understood and agreed by the Parties, however, that (A) the Data Transmission Agreement shall only be delivered as of the date of this Agreement and (B) the Novations shall only be delivered at the final Closing);

(iii) the opinion of counsel for Buyer required under Section 4.7;

(iv) a schedule of the allocation of the Purchase Price; and

(v) such other documents and instruments as Seller shall reasonably request to consummate the transactions contemplated by this Agreement and the Documents.

(d) At each subsequent Closing, Buyer shall deliver to Seller:

(i) the Upfront Consideration payable on such subsequent Closing Date;

(ii) each of the Documents to which Buyer and its Affiliates are a party, duly executed by Buyer and its Affiliates (it is understood and agreed by the Parties, however, that (A) the Data Transmission Agreement shall only be delivered as of the date of this Agreement, (B) the Buyer Guarantor Guaranty, the Buyer Non-Competition Agreement and the Interim Trademark License Agreement shall only be delivered at the initial Closing and (C) the Novations shall only be delivered at the final Closing);

(iii) an updated opinion of counsel for Buyer required under Section 4.7;

(iv) a supplemental schedule of the allocation of the Purchase Price; and

(v) such other documents and instruments as Seller shall reasonably request to consummate the transactions contemplated by this Agreement and the Documents.

ARTICLE III

CONDITIONS TO CLOSING OF BUYER

The obligation of Buyer to consummate the Transactions in connection with each Closing is subject to satisfaction of the following conditions as of each respective Closing Date:

3.1 Closing Deliveries.

All of the deliveries required to be made by Seller on or prior to such Closing Date pursuant to Section 2.3, shall have been made.

3.2 Representations and Warranties.

The representations and warranties of Seller and Seller Guarantor set forth in Article V shall be true and correct in all material respects on such Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date, except, in each case, where the failure to be so true and correct in all material respects would not materially delay or prevent the consummation of the Transactions.

3.3 Proceedings.

No statute, rule, regulation, Order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any Court, Governmental Entity or regulatory authority which prohibits or restricts the consummation of the Asset Purchase or the other Transactions contemplated by this Agreement or the Documents.

3.4 Consents.

All material consents by third parties (including Governmental Entities and regulatory agencies, if any) required to be obtained by Seller on or prior to such Closing Date in connection with the Asset Purchase or the other Transactions contemplated by this Agreement or the Documents shall have been obtained. Seller will use commercially reasonable efforts to obtain the consents to the agreements listed on Schedule 1.8 and Schedule 5.3. All such consents shall be in form and substance reasonably satisfactory to Buyer and its counsel.

3.5 Authorization.

All organizational and other proceedings required to be taken by Seller on or prior to such Closing Date in connection with the Asset Purchase and the other Transactions contemplated by this Agreement and the other Documents shall have been taken and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel.

3.6 Governmental Filings.

All material filings or registrations with or approvals of any Governmental Entity or regulatory authority required to be made or obtained on or prior to such Closing Date for or in connection with the execution and delivery by Seller of this Agreement and the Documents or the consummation of the Asset Purchase and the other Transactions contemplated hereby and thereby shall have been obtained or made.

3.7 Documents.

All of the Documents required to be executed and delivered on or prior to such Closing Date shall have been duly executed and delivered, as applicable, by Seller and its Affiliates, as applicable, and shall be in full force and effect.

3.8 Opinion of Counsel for Seller.

Buyer shall have received an opinion of Reed Smith LLP, counsel for Seller, dated as of such Closing Date, containing the opinions set forth in Exhibit I1 or I2, as applicable, and otherwise in form and substance satisfactory to Buyer and its counsel.

3.9 No Catastrophic Event.

There shall have been no Catastrophic Event.

ARTICLE IV

CONDITIONS TO CLOSING OF SELLER

The obligations of Seller to consummate the Transactions in connection with each Closing is subject to satisfaction of the following conditions as of each respective Closing Date:

4.1 Closing Deliveries.

All of the deliveries required to be made by Buyer on or prior to such Closing pursuant to Section 2.3, including the delivery of the Upfront Consideration payable on such Closing Date, shall have been made.

4.2 Representations and Warranties.

The representations and warranties of Buyer and Buyer Guarantor set forth in Article VI shall be true and correct in all material respects on such Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date, except, in each case, where the failure to be so true and correct in all material respects would not materially delay or prevent the consummation of the Transactions.

4.3 Proceedings.

No statute, rule, regulation, Order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any Court, Governmental Entity or regulatory authority which prohibits or restricts the consummation of the Asset Purchase or the other Transactions contemplated by this Agreement or the Documents.

4.4 Authorization.

All organizational and other proceedings required to be taken by Buyer on or prior to such Closing Date in connection with the Transactions contemplated by this Agreement and the other Documents shall have been taken and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller and its counsel.

4.5 Governmental Filings.

All material filings or registrations with or approvals of any Governmental Entities required to be made or obtained on or prior to such Closing Date for or in connection with the execution and delivery by Buyer of this Agreement and the Documents or the consummation of the Asset Purchase and the other Transactions contemplated hereby and thereby shall have been obtained or made.

4.6 Documents.

All of the Documents required to be executed and delivered on or prior to such Closing Date shall have been duly executed and delivered, as applicable, by Buyer and its Affiliates, as applicable, and shall be in full force and effect.

4.7 Opinion of Counsel for Buyer.

Seller shall have received an opinion of Ellenoff Grossman & Schole LLP, counsel for Buyer, dated the applicable Closing Date, in substantially the form of Exhibit H1 or H2, as applicable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER GUARANTOR

Except as otherwise disclosed on the schedules attached to this Agreement, Seller and Seller Guarantor, jointly and severally, hereby represent and warrant to Buyer as of the date of this Agreement and each Closing Date as follows:

5.1 Organization of Seller and Seller Guarantor.

Each of Seller and Seller Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is qualified to do business in every jurisdiction in which the failure to so qualify could have a Material Adverse Effect on it. True and complete copies of the certificate of incorporation and bylaws (or other organizational documents) of Seller and Seller Guarantor have been provided to Buyer. Schedule 5.1 sets forth a list of jurisdictions in which Seller is qualified to do business, if any.

5.2 Authorization of Transaction.

Seller has all requisite power and authority to own or lease its properties and conduct the Business as now owned, leased or conducted. Each of Seller and Seller Guarantor has the requisite corporate power and authority to execute and deliver this Agreement and each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and each such Document and all related transactions and to perform its obligations hereunder and under each such Document. Upon execution and delivery by Seller and Seller Guarantor, this Agreement is and each other Document to which Seller or Seller Guarantor is a party will be duly and validly authorized by all necessary corporate action, including stockholder approval of Seller, and upon execution and delivery by Seller or Seller Guarantor, as applicable, at each Closing, this Agreement is and each other Document to which Seller or Seller Guarantor, as applicable, is a party will be duly executed and delivered by it, as applicable, and assuming the due authorization, execution and delivery by Buyer, will constitute the valid and legally binding obligation of each of Seller and Seller Guarantor, as applicable, enforceable against it in accordance with its terms and conditions, subject to (a) judicial principles limiting the availability of specific performance, injunctive relief and other equitable remedies, and (b) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

5.3 Non-contravention.

Except as set forth on Schedule 5.3 and subject to obtaining the consents, approvals and novations listed on Schedule 1.8, neither the execution, delivery and performance of this Agreement or the Documents by Seller or Seller Guarantor, nor the consummation of the Transactions as contemplated by this Agreement or the Documents by Seller or Seller Guarantor, nor compliance by Seller or Seller Guarantor with any of the provisions of this Agreement or the Documents (in each case, as applicable) shall (a) violate any Law to which Seller, Seller Guarantor or the Business is subject, (b) violate any provision of the governing documents of Seller or Seller Guarantor, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any of the Seller Contracts, or (d) result in the imposition of any Lien upon any of the Acquired Assets except, in the case of clauses (a), (c) and (d), as would not have a Material Adverse Effect on Seller. Except as set forth on Schedule 5.3 and for the consents, approvals and novations listed on Schedule 1.8, neither Seller nor Seller Guarantor is required to give any notice to, make any filing with, or obtain any authorization, consent, Permit, certificate or approval of any Court, Governmental Entity or regulatory authority or any consent or approval of any other Person in order for Seller or Seller Guarantor to (a) execute and deliver of this Agreement and the Documents to which it is a party, or (b) consummate the Transactions as contemplated by this Agreement or the Documents to which it is a party.

5.4 Financial Statements.

The books and records of Seller are auditable, and Seller shall perform all necessary actions, including enabling Buyer to have access to the books and records of Seller (which are true and correct in all material respects), to ensure that Buyer will be able to prepare any audited financial statements. Seller’s financial statements for the years ended December 31, 2004 and 2003 have been prepared in accordance with GAAP. The revenues set forth in Column A of Schedule 2.2 are derived from the books and records of Seller and accurately reflect in all material respects the annualized revenues of Seller with respect to the Bank Contracts for the fiscal quarter ending December 31, 2005.

5.5 Creditors; Bankruptcy, etc.

Seller is not a party to any proceeding as a debtor in any Court under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief act, whether state or federal, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official of Seller or for a substantial part of any of its assets or property.

5.6 Legal Compliance; Permits; Licenses.

(a) To the Knowledge of Seller, it has complied with and is in compliance in all material respects with all applicable Laws, Orders and Permits, except where the failure to comply would not have a Material Adverse Effect on Seller, and no Proceeding is pending or, to Seller’s Knowledge, threatened, alleging any failure to so comply.

(b) Seller has not received any written notice of any pending or, to its Knowledge, threatened litigation, proceeding or claim with respect to the Business or the Acquired Assets to the effect that Seller is or may be liable to any person or entity.

(c) Seller has obtained all licenses, certificates of authority, Permits, authorizations, Orders and approvals of, and has made all registrations or filings with, all Governmental Entities and regulatory agencies as required in connection with the conduct of the Business other than licenses, certificates, Permits, authorizations, Orders, approvals, registrations or filings which if not obtained or made would not have a Material Adverse Effect on Seller (collectively, the “Licenses”). Seller is not transacting any business in any jurisdiction in which it is not authorized or permitted to transact such business. All Licenses are valid and in full force and effect. No such License is the subject of a proceeding for suspension or revocation or similar proceedings, and to the Knowledge of Seller no such proceeding is threatened.

5.7 Contracts.

Schedule 1.1A includes all of the service and similar agreements between Seller and its customers as of the date of this Agreement, other than the Edgenet Agreements between Seller and its customers (which shall not be considered Bank Contracts for purposes of this Agreement). Schedule 1.1B includes all of the dealer and similar agreements between Seller and registered investment companies with respect to which Seller and Buyer have agreed to obtain a novation. Except as set forth in Schedule 5.7, the Seller Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect against Seller and, to the Knowledge of Seller, the other parties thereto, subject to (a) judicial principles limiting the availability of specific performance, injunctive relief and other equitable remedies, and (b) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights. Except as set forth in Schedule 5.7, neither Seller nor, to the Knowledge of Seller, the other party thereto is in material default or breach of any of the Seller Contracts and no written notice of termination of, or intent to terminate, any of the Seller Contracts has been given to Seller as of the date of this Agreement.

5.8 Litigation.

There are no Proceedings pending or, to the Knowledge of Seller, threatened against Seller which (i) seek to restrain or enjoin the consummation of the Transactions or (ii) could reasonably be expected to have a Material Adverse Effect on Seller.

5.9 Brokers.

Neither Seller nor its Affiliates has incurred any obligation to any broker or finder in connection with the Transactions and Seller hereby agrees to indemnify and hold Buyer and its Affiliates harmless against any liability to any such broker or finder.

5.10 Title.

Except as set forth in Schedule 5.10, Seller has good and clear title to the Acquired Assets to be conveyed hereunder free and clear of all Liens.

5.11 Required Government Consents.

Except as set forth in Schedule 5.11 and for the consents, novations and approvals set forth in Schedule 1.8, no approval, authorization, certification, consent, variance, permission, license, or Permit to or from, or notice, filing or recording to or with any government or Governmental Entity or regulatory authority is necessary for the execution and delivery of this Agreement and the Documents by Seller or its Affiliates, as the case may be, or the consummation by Seller of the contemplated Transactions, except to the extent that the failure to obtain such approval, authorization, certification, consent, variance, permission, license or Permit or to make such filing or recording would not have a Material Adverse Effect on Seller.

5.12 Restrictions on Acquired Assets.

There is no agreement (other than this Agreement and the Documents), judgment, injunction, Order or decree binding upon Seller that has or would reasonably be expected to have the effect of prohibiting Buyer from owning or using, or materially impairing, the Acquired Assets. Except for this Agreement and the Documents, Seller has not entered into any agreement under which Seller is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

5.13 Tax Matters.

Except as set forth in Schedule 5.13 and except for filings of Tax Returns and payments of Taxes the failure of which to file or pay would not have a Material Adverse Effect on Seller,: (a) all Tax Returns which are required to be filed on or before each Closing Date (taking into account any applicable filing extensions) by or with respect to the Business have been or will be duly and timely filed, (b) all information provided in each such Tax Return is true, correct and complete, (c) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (d) all withholding Tax requirements imposed on or with respect to the Business or the Acquired Assets have been or will be satisfied in full, (e) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (f) no claim exists against Seller for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Seller, and (g) no Lien for Taxes exists against any of the Acquired Assets (other than Liens for Taxes not yet due or payable).

5.14 Customer Credits; Customer Prepayments or Deposits.

Except as set forth in Schedule 5.14, there are not (a) outstanding any unexpired documents issued or statements made by Seller entitling any party to a Bank Contract to a credit discount, refund or rebate, or (b) any prepayments, deposits or prepaid expenses made by a party to a Bank Contract with respect to, or allocable to, a period following the initial Closing Date with respect to the Bank Contracts, in each case as of the date of this Agreement.

5.15 Clients and Customers.

Schedule 5.15 lists the names and locations of the counterparties to the Bank Contracts as of the date of this Agreement.

5.16 Intellectual Property.

(a) Schedule 1.1C lists the Trademarks which Seller has agreed to cause the Seller Guarantor to transfer to Buyer. Except as set forth in Schedule 5.16(a), Seller does not own or use any other trademarks or service marks in connection with the Business. Except as set forth in Schedule 5.16(a), the Seller Guarantor owns and has good and marketable title to, and Seller has rights to use, the Trademarks, free and clear of all Liens.

(b) The registrations for the Trademarks are valid and subsisting.

(c) To the Knowledge of Seller, there is no actual or alleged infringement, misappropriation or unlawful use of the Trademarks by any third party.

(d) To the Knowledge of Seller, there is no proceeding pending or claim or demand been made by any third party, which challenges the legality, validity, enforceability or ownership of the Trademarks or alleges a claim of infringement of any proprietary rights of others by the Trademarks.

(e) Neither Seller nor Seller Guarantor is subject to any proceeding or outstanding decree, Order, judgment, or stipulation which restricts in any manner the use or transfer of the Trademarks, or which affects the validity, use or enforceability of the Trademarks. Neither Seller nor Seller Guarantor is subject to any agreement which restricts the use or transfer of the Trademarks.

(f) Neither the execution, delivery or performance of this Agreement or the Documents, nor the consummation of the Transactions contemplated by this Agreement or the Documents, will contravene, conflict with or result in a claim of infringement of the Trademarks.

5.17 Affiliate Interests.

Except as set forth in Schedule 5.17, to Knowledge of Seller, no employee, officer, director or stockholder or former employee, officer, director or stockholder of Seller has any ownership interest in any of the Acquired Assets, except for the normal rights of employees and stockholders.

5.18 Employment Matters.

Except as set forth on Schedule 5.18, Seller has complied in all material respects with all applicable Laws relating to the employment of labor, including, but not limited to, the provisions thereof relative to wages, hours and payment of Taxes, and Seller has no liability for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation or sick leave.

5.19 Risk Committee. Schedule 5.19 contains a true, correct and complete copy of the action chart of the Seller’s Risk Committee from the inception of the Seller’s Risk Committee to the date of this Agreement (the “Seller’s Risk Committee Action Chart”). The Seller’s Risk Committee Action Chart identifies all of the action items resulting from any material issue related to the Acquired Assets expressly set forth in the Seller’s Risk Committee Minutes from the inception of the Seller’s Risk Committee to the date of this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER GUARANTOR

Buyer and Buyer Guarantor, jointly and severally, hereby represent and warrant to Seller as of the date of this Agreement and each Closing Date as follows:

6.1 Organization of Buyer and Buyer Guarantor.

Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its formation. Buyer Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

6.2 Authorization of Transaction.

Each of Buyer and Buyer Guarantor has full organizational power and authority (as applicable) to execute and deliver this Agreement and each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and each such Document and all related transactions and to perform its obligations hereunder and under each such Document. Upon execution and delivery by Buyer and Buyer Guarantor, this Agreement is and each other Document to which Buyer or Buyer Guarantor is a party will be duly and validly authorized by all necessary organizational action, and upon execution and delivery by Buyer or Buyer Guarantor, as applicable, at each Closing, this Agreement is and each other Document to which Buyer or Buyer Guarantor, as applicable, is a party will be duly executed and delivered by it, as applicable, and assuming the due authorization, execution and delivery by Seller, will constitute the valid and legally binding obligation of each of Buyer and Buyer Guarantor, as applicable, enforceable against it in accordance with its terms and conditions subject to (a) judicial principles limiting the availability of specific performance, injunctive relief and other equitable remedies, and (b) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

6.3 Non-Contravention.

Neither the execution, delivery and performance of this Agreement or the Documents by Buyer or Buyer Guarantor, nor the consummation of the Transactions as contemplated by this Agreement or the Documents by Buyer or Buyer Guarantor, nor compliance by Buyer or Buyer Guarantor with any of the provisions of this Agreement or the Documents (in each case, as applicable) shall (a) violate any Law to which Buyer or Buyer Guarantor is subject, (b) violate any provision of the governing documents of Buyer or Buyer Guarantor, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any note, bond, mortgage, indenture, deed of trust or other agreement, contract or instrument to which Buyer or Buyer Guarantor is bound or by which Buyer or Buyer Guarantor or any of their respective properties or assets may be bound or affected, or (d) result in the imposition of any Lien upon any of the respective properties or assets of Buyer or Buyer Guarantor, in the case of clauses (a), (c) and (d), as would not have a Material Adverse Effect on Buyer. Neither Buyer nor Buyer Guarantor is required to give any notice to, make any filing with, or obtain any authorization, consent, Permit, certificate or approval of any Court, Governmental Entity or regulatory authority or any consent or approval of any other Person in order for Buyer or Buyer Guarantor (a) execute and deliver this Agreement and the Documents to which it is a party, or (b) consummate the Transactions as contemplated by this Agreement or the Documents to which it is a party.

6.4 Legal Compliance; Permits; Licenses.

(a) To the Knowledge of Buyer, it has complied with and is in compliance in all material respects with all applicable Laws, Orders and Permits, except where the failure to comply would not have a Material Adverse Effect on Buyer, and no Proceeding is pending or, to Buyer’s Knowledge, threatened, alleging any failure to so comply.

(b) Buyer has not received any written notice of any pending or, to its Knowledge, threatened litigation, proceeding or claim with respect to its business.

(c) Buyer has obtained all licenses, certificates of authority, Permits, authorizations, Orders and approvals of, and has made all registrations or filings with, all Governmental Entities and regulatory agencies as required in connection with the conduct of its business other than licenses, certificates, Permits, authorizations, Orders, approvals, registrations or filings which if not obtained or made would not have Material Adverse Effect on Buyer. Buyer is not transacting any business in any jurisdiction in which it is not authorized or permitted to transact such business. All licenses are valid and in full force and effect. No such license is the subject of a proceeding for suspension or revocation or similar proceedings, and to the Knowledge of Buyer no such proceeding is threatened.

6.5 Brokers.

Neither Buyer nor its Affiliates has incurred any obligation to any broker or finder in connection with the Transactions and Buyer hereby agrees to indemnify and hold Seller and its Affiliates harmless against any liability to any such broker or finder.

6.6 Litigation.

There are no Proceedings pending or, to Knowledge of Buyer, threatened against Buyer or its Affiliates which (i) seek to restrain or enjoin the consummation of the Transactions or (ii) could reasonably be expected to have a Material Adverse Effect on Buyer.

6.7 Required Government Consents.

No approval, authorization, certification, consent, variance, permission, license, or Permit to or from, or notice, filing or recording to or with any government or Governmental Entity or regulatory authority is necessary for the execution and delivery of this Agreement and the Documents by Buyer or Buyer Guarantor, as the case may be, or the consummation by Buyer of the contemplated Transactions, except to the extent that the failure to obtain such approval, authorization, certification, consent, variance, permission, license or Permit would not have a Material Adverse Effect on Buyer.

6.8 Financing.

Buyer has sufficient funds available to it or has received binding written commitments from third parties to provide sufficient funds to (a) pay the Purchase Price in accordance with Section 2.2 and (b) perform all of its obligations under this Agreement and the other Documents. Buyer understands that the consummation of the Transactions by Buyer is not in any way contingent upon or otherwise subject to the availability of funds or the closing of any financing by Buyer.

ARTICLE VII

SURVIVAL; INDEMNIFICATION;

ADDITIONAL AGREEMENTS OF THE PARTIES

7.1 Survival; Time to Assert Claims.

(a) Survival. The representations and warranties of the Parties set forth in this Agreement, or in any certificate or other writing delivered in connection with this Agreement, shall survive the Closings and the consummation of the Transactions contemplated hereby until the twenty-one (21) month anniversary of the initial Closing Date, except for those related to Taxes, which shall survive as long as the applicable statute of limitations. The covenants and agreements of the Parties set forth in this Agreement which are not to be fully performed on a Closing Date shall survive such Closing until fully performed or fulfilled, unless non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance.

(b) Time to Assert Claims. Any claim asserted pursuant to Section 7.2 for a breach by a Party or any inaccuracy of a representation, warranty, covenant or agreement of the other Party contained herein must be asserted by written notice given by one Party to the other on or before the twenty-one (21) month anniversary of the initial Closing Date, except for those related to Taxes, for which the applicable statute of limitations shall apply.

(c) Limitations. Notwithstanding anything to the contrary contained in this Agreement:

(i) no indemnification shall be payable with respect to any Damages otherwise payable pursuant to Section 7.2(a) unless the total of all claims for indemnification pursuant to Section 7.2(a) shall exceed Fifty Thousand Dollars ($50,000), in the aggregate, after which Buyer shall be entitled to recover the full amount of the claim starting at dollar one up to the aggregate amount of the Purchase Price, except for Damages related to Taxes or for fraud, for which Seller’s and Seller Guarantor’s indemnification obligations shall not be subject to such monetary cap but shall be unlimited. Buyer shall take reasonable steps to mitigate Damages subject to a claim for indemnification upon and after becoming aware of any event that could reasonably be expected to give rise to such Damages, it being understood that Buyer is not required to incur significant costs for such mitigation;

(ii) there shall be no limitation on the time during which indemnification may be asserted, sought or obtained for any instance of fraud by any Party of any provision of this Agreement or any other instrument or agreement to be executed and delivered by such Party in connection with the Transactions; and

(iii) the limitation on the time during which indemnification may be asserted, sought or obtained shall be extended if a notice of a claim shall have been timely given pursuant to Section 7.1(b), until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VII.

7.2 Indemnification; Indemnification Procedures.

(a) Indemnification By Seller. Seller shall indemnify, save and hold harmless Buyer and its Affiliates from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, travel expenses, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”), incurred in connection with or arising out of or resulting from (i) any breach of any representation, warranty, covenant or agreement, or the inaccuracy of any representation or warranty, made by Seller or Seller Guarantor, as the case may be, in or pursuant to this Agreement or the other Documents, (ii) any Liability of Seller arising out of or related to the Business or the Acquired Assets prior to the applicable Closing Date, and (iii) the Excluded Liabilities, the Shared Use Assets and the Excluded Assets.

(b) Guaranty by Seller Guarantor. Seller Guarantor shall unconditionally guarantee to Buyer, its Affiliates and their respective successors and assigns the full, faithful and punctual performance of all of Seller’s indemnification obligations and liabilities under this Agreement and the other Documents and in furtherance thereof agrees to perform and satisfy such obligations so that the same benefits shall be conferred on Buyer (or Buyer’s Affiliates or their respective successors or assigns, as the case may be) as would have been received had the obligations been duly performed and satisfied by Seller, all in accordance with the terms of this Agreement and the other Documents. Seller and Seller Guarantor shall be jointly and severally liable for all indemnification obligations to Buyer pursuant to this Agreement and the other Documents.

(c) Indemnification by Buyer. Buyer shall indemnify, save and hold harmless Seller and its Affiliates from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of any representation, warranty, covenant or agreement, or the inaccuracy of any representation or warranty, made by Buyer or Buyer Guarantor, as the case may be, in or pursuant to this Agreement or the other Documents, (ii) any Liabilities of Buyer arising out of or related to the Business and/or the Acquired Assets from and after the applicable Closing Date and (iii) the Assumed Liabilities.

(d) Guaranty by Buyer Guarantor. Buyer Guarantor shall unconditionally guarantee to Seller, its Affiliates and their respective successors and assigns the full, faithful and punctual performance of all of Buyer’s indemnification obligations and liabilities under this Agreement and the other Documents and in furtherance thereof agrees to perform and satisfy such obligations so that the same benefits shall be conferred on Seller (or Seller’s Affiliates or their respective successors or assigns, as the case may be) as would have been received had the obligations been duly performed and satisfied by Buyer, all in accordance with the terms of this Agreement and the other Documents. Buyer and Buyer Guarantor shall be jointly and severally liable for all indemnification obligations to Seller pursuant to this Agreement and the other Documents.

(e) “Damages” Further Defined. The term “Damages” as used in this Section 7.2 is not limited to matters asserted by third parties against a Party, but includes Damages incurred or sustained by a Party in the absence of third party claims. In no event shall “Damages” include any lost profits or incidental, special, punitive or consequential damages.

(f) Defense and Payment of Claims. If any action or proceeding (including any governmental investigation or inquiry) shall be brought or asserted or threatened to be brought or asserted against an indemnified party in respect of which indemnity may be sought hereunder from an indemnifying party, such indemnified party shall promptly notify the indemnifying party in writing, and such notice shall include a reference to the provisions of this Agreement and/or the Documents in respect of which such right of indemnification is claimed or arises and the amount, and the indemnifying party may, in its sole discretion, promptly upon receipt of such notice (no later than 15 days after receipt of such notice), assume the defense thereof, including the retention of counsel of its choice reasonably satisfactory to such indemnified party. If the indemnifying party has assumed the defense of the action or proceeding, then the indemnifying party shall not, except with the written consent of the indemnified party (which consent shall not be unreasonably withheld), consent to the entry of a judgment or settlement, unless the judgment or proposed settlement involves the payment of money damages by one or more of the indemnifying parties and does not impose injunctive or other equitable relief upon the indemnified party or unless the settlement involves a full and unconditional release of the indemnified party. The indemnified party shall provide the indemnifying party with access to its records and personnel relating to any such action or proceeding during normal business hours and shall otherwise cooperate with the indemnifying party in the defense or settlement thereof, and the indemnifying party shall reimburse the indemnified party for all its reasonable out-of-pocket expenses in connection therewith. If the indemnified party assumes the defense of any such claim or proceeding, the indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld). If the indemnifying party elects to assume the defense of any such action or proceeding, the indemnified party shall have the right, in its sole discretion, to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such indemnified party. The indemnifying party shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent (which shall not be unreasonably withheld), or if there is a final judgment for the plaintiff in any such action or proceeding, the indemnifying party agrees to indemnify and hold harmless such indemnified parties from and against any loss or liability by reason of such settlement or judgment.

(g) In the absence of fraud or violation of Law by a Party, and except for the specific performance, injunctive or other equitable remedies, the sole and exclusive remedy of each Party as against the other Party with respect to any and all claims of any kind whatsoever relating to this Agreement, the Schedules, the Documents and the certificates delivered herewith or therewith shall be governed by this Article VII.

7.3 Negotiation Expenses.

The Parties shall pay all of their respective expenses incurred in connection with negotiation and preparation of this Agreement and the Documents, the Transactions contemplated thereby and the Closings (including, without limitation, legal fees).

7.4 Further Assurances.

Subject to the terms and conditions herein provided, the Parties shall do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable Laws, to consummate and make effective the Transactions as soon as reasonably practicable.

7.5 Confidentiality; Publicity.

Any information concerning Seller disclosed to Buyer or its Affiliates or their representatives or any information concerning Buyer or its Affiliates disclosed to Seller, which has not been publicly disclosed (collectively, “Confidential Information”), shall be kept strictly confidential by the Parties and shall not be disclosed or used by the recipients whether or not any Closing occurs and until publicly disclosed by the Party to which such Confidential Information relates; provided, however, that the foregoing provision shall not prohibit disclosures by either Party of Confidential Information that (i) was in the possession of a Party prior to the date hereof, provided that such Confidential Information is not known by such Party to be subject to a confidentiality agreement, (ii) is or becomes generally available to the public other than as a result of a disclosure by a Party in violation of this Section 7.5, or (iii) a Party is required to disclose by Law, including in connection with a Proceeding or in connection with the payment of Taxes. Each Party hereto hereby agrees that no public announcements concerning the terms of this Agreement or the Documents or concerning the Transactions shall be made without the mutual consent of the Parties. Notwithstanding the foregoing, Buyer shall be entitled to issue a press release announcing the execution of this Agreement and the Transactions contemplated hereunder. The Parties hereby acknowledge and agree that disclosure of any Confidential Information in violation of this Section 7.5 or breach of any of the restrictions, restraints and limitations imposed upon them under this Section 7.5, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, the Parties may seek and obtain injunctive relief against the breach or threatened breach of this Section 7.5 in accordance with Section 9.11.

7.6 Cooperation on Tax Matters.

(a) Seller and Buyer shall cooperate fully, at no expense to the cooperating Party, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns relating to the Business and any audit, litigation or other proceeding with respect to Taxes relating to the Business. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Business for the statute of limitation periods under applicable Laws.

(b) Seller and Buyer further agree, upon request and at the requesting Party’s expense, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions) without the imposition of a countervailing Tax or loss of Tax attributes on or by the Party to whom such request is directed.

(c) If any claim, suit or proceeding shall be made by any taxing authority that could give rise to an additional payment of Taxes related to the Acquired Assets, the party responsible for the payment of such Taxes under this Agreement shall control all proceedings arising in connection with such claim suit or proceeding.

7.7 Employee and Related Matters.

(a) Retained Employees. Seller shall be responsible for any and all obligations and liabilities arising in connection with any terminations regarding Seller’s employees, including, without limitation, any severance or other termination pay, and, except as otherwise required by law, all COBRA obligations. The Buyer may, consistent with sound business practices, offer employment to all or some of the employees under terms and conditions satisfactory to Buyer and subject to Buyer’s sole and absolute discretion. Nothing in this Agreement shall be deemed to restrict the right of Buyer to deal with employees who accept employment with Buyer as employees at will and without regard to such employees’ prior service or seniority as employees of Seller, in the same manner as it would be free to deal with such employees in the absence of this Agreement. For purposes of this Agreement, employees of Seller who become employees of Buyer shall be referred to herein as the “Retained Employees.” Notwithstanding anything in this Agreement to the contrary or any exhibit, schedule or Document hereto, Buyer shall not assume, and Seller and Seller Guarantor shall, jointly and severally, indemnify and hold Buyer harmless from all liabilities whatsoever, including, without limitation, all employment obligations, with respect to (i) all employees and former employees of Seller who do not become Retained Employees; (ii) all Retained Employees until such time as they may become employed by Buyer. On or prior to the initial Closing, Seller shall provide all appropriate notices to the employees in connection with the transactions contemplated by this Agreement, including without limitation, all WARN and COBRA notices, if required. Nothing in this Section 7.7 shall be construed to amend or in any way modify any at-will employment policy of Buyer.

(b) Nothing in this Section or elsewhere in this Agreement is intended to confer upon any past, current or future employee of Seller or the Business or his or her legal representatives or heirs any rights as a third party beneficiary or otherwise or any other rights or remedies of any nature or kind whatsoever under or by reason of the contemplated transactions including, without limitation, any rights of employment, continued employment or any rights under or with respect to any welfare benefit, pension or other fringe benefits plan, program or arrangement. Nothing contained in this Agreement, expressed or implied, shall confer upon Buyer (i) the obligation to provide or to continue to provide (or to provide any benefit in lieu of) any benefits currently provided to current and former employees of Seller, or (ii) the obligation to employ or to continue to employ any Retained Employee for any specific period of time after the initial Closing of the Transactions contemplated hereby or otherwise interfere with the right of the Buyer to terminate any such employee at any time for any reason, subject to applicable law. All rights and obligations created by this Agreement are solely among the parties hereto.

(c) Seller shall provide promptly to Buyer, at Buyer’s request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Retained Employees or relating to the service of Retained Employees with Seller prior to the date hereof. Seller and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 7.7.

7.8 Continuation of Seller’s Practices.

Upon assignment of a Bank Contract in accordance with the terms and conditions of this Agreement, Buyer and its Affiliates shall not impede or otherwise interfere with the continuation of the customer trading shares of Federated’s fluctuating and money market funds directly with the principal underwriter or transfer agent for such funds at no cost to such customers or Federated Investors, Inc. Furthermore, Buyer and its Affiliates shall not use the “Federated” trade name, trademark or service mark in any manner whatsoever (whether alone or in combination with the Trademarks) with respect to the Acquired Assets or otherwise.

7.9 Cooperation With Respect to Erroneously Directed Expenses.

In the event that Buyer receives an invoice or other demand for payment relating to an Acquired Asset with respect to a period prior to, as applicable, the initial Closing Date or a subsequent Closing Date on which such Acquired Asset was assigned or transferred to Buyer, Buyer shall deliver such documentation to Seller and Seller shall remit payment in respect of such documentation directly to the issuer thereof within fifteen (15) days of receipt by Seller. In the event that Seller receives an invoice or other demand for payment relating to an Acquired Asset with respect to a period subsequent to, as applicable, the initial Closing Date or subsequent Closing Date on which such Acquired Asset was assigned or transferred to Buyer, Buyer shall remit payment in respect of such documentation directly to the issuer thereof within fifteen (15) days of receipt by Buyer. Buyer and Seller shall cooperate in good faith with respect to any and all such matters.

7.10 Cooperation With Respect to Erroneously Received Revenues.

In the event that Buyer receives any revenues (including, but not limited to, any fee payments received from a customer, fund revenue payments received from a registered investment company or refunds of fund revenue payments made to a customer) relating to an Acquired Asset with respect to a period prior to, as applicable, the initial Closing Date or a subsequent Closing Date on which such Acquired Asset was assigned or transferred to Buyer, Buyer shall remit such revenues to Seller within a reasonable period of time after receipt by Buyer. In the event that Seller receives any revenues (including, but not limited to, any fee payments received from a customer, fund revenue payments received from a registered investment company or refunds of fund revenue payments made to a customer) relating to an Acquired Asset with respect to a period subsequent to, as applicable, the initial Closing Date or a subsequent Closing Date on which such Acquired Asset was assigned or transferred to Buyer, Seller shall remit such revenues to Buyer within a reasonable period of time after receipt by Seller. Buyer and Seller shall cooperate in good faith with respect to any and all such matters.

ARTICLE VIII

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acquired Assets” means all assets, whether real, personal or mixed or tangible or intangible, relating to the Business and set forth in Section 1.1, excluding the Excluded Assets and the Shared Use Assets.

“Affiliate” means with respect to any Person, any Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person.

“Asset Purchase” has the meaning set forth in the Recitals.

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Bank Contract Value” for each Bank Contract means the value set forth in Column D of Schedule 2.2 opposite the name of such Bank Contract.

“Bank Contracts” means the TrustConnect Services Agreements, the TrustConnect DC Services Agreements, the Bank Services Agreements and the other agreements between various customers and Seller as set forth on Schedule 1.1A.

“Bill of Sale and Assignment” means the Bill of Sale and Assignment from Seller to Buyer, duly executed by Seller and Buyer, in substantially the form attached hereto as Exhibit A.

“Business” has the meaning set forth in the Recitals.

“Buyer” has the meaning set forth in the preamble.

“Buyer Guarantor” means MG Colorado Holdings, Inc., a Delaware corporation.

“Buyer Guarantor Guaranty” means the Guaranty made by Buyer Guarantor to Seller, duly executed by Buyer Guarantor, in substantially the form attached hereto as Exhibit B1.

“Buyer Non-Competition Agreement” means the non-competition agreement among Buyer and its Affiliates and Seller, in substantially the form attached hereto as Exhibit C1.

“Broker-Dealer” has the meaning set forth in under paragraph (a) of the definition for Excluded Assets.

“Catastrophic Event” means the occurrence(s) of any event(s) that prohibits or prevents Seller from assigning, in the aggregate, at least seventy percent (70%) of the total Bank Contract Value of all of the Bank Contracts to Buyer within one hundred twenty (120) days after the date of this Agreement; provided, however, a Bank Contract shall be deemed to be assigned from

Seller to Buyer if such Bank Contract was not assigned as a result of (a) a customer’s unwillingness or inability to transfer such Bank Contract from Seller to Buyer due to no fault of Seller (including, but not limited to, (i) such customer’s failure and/or refusal to provide a consent, novation or approval with respect to the transfer of such Bank Contract from Seller to Buyer, or (ii) such customer’s notification, either written or verbal, of its intent to (A) terminate such Bank Contract, or (B) resign or otherwise discontinue to utilize Seller or Buyer, as the case may be, for services contained in such Bank Contract), or (b) Buyer’s unwillingness or inability to take an assignment of such Bank Contract from Seller to Buyer due to no fault of Seller (unless Buyer is prohibited or prevented from taking an assignment of such Bank Contract from Seller for any technology, regulatory or legal reason). It is understood and agreed by the Parties that (1) the reasons set forth in clause (a) above in the proviso shall not be deemed to be a technology, regulatory or legal reason in clause (b) above in the proviso, and (2) if a Bank Contract was not assigned from Seller to Buyer as a result of the reasons in clause (a) above in the proviso and for a separate technology, regulatory or legal reason, such technology, regulatory or legal reason shall be deemed to be the sole reason for Buyer being prohibited or prevented from taking an assignment of such Bank Contract from Seller, so long as Buyer has fulfilled its obligations with respect to such technology, regulatory or legal reason under Section 1.1(a). For purposes of this definition, the percentage is calculated by dividing (x) the aggregate amount of the Bank Contract Values for the Bank Contracts which have been assigned, can be assigned or are deemed to be assigned to Buyer (in each case, taking into consideration the proviso above), by (y) the aggregate amount of the Bank Contract Values for all of the Bank Contracts. For the avoidance of doubt, if any of the events in the proviso above occur with respect to a Bank Contract and such Bank Contract is not assigned from Seller to Buyer, the Bank Contract Value for such Bank Contract shall still be included in the numerator of the fraction for purposes of calculating the percentage. As an example, if all of the Bank Contracts have a total Bank Contract Value of $100 and (a) certain of the Bank Contracts (with a total Bank Contract Value of $25) have already been assigned from Seller to Buyer, (b) certain of the Bank Contracts (with a total Bank Contract Value of $25) can be assigned from Seller to Buyer, (c) certain of the Bank Contracts (with a total Bank Contract Value of $25) have been terminated by the customers, (d) certain of the Bank Contracts (with a total Bank Contract Value of $10) cannot be assigned because the customers will not consent to assignment, (e) certain of the Bank Contracts (with a total Bank Contract Value of $10) cannot be assigned from Seller to Buyer for technology reasons and (f) certain of the Bank Contracts (with a total Bank Contract Value of $5) cannot be assigned from Seller to Buyer for regulatory reasons, the fraction is 85/100 and the percentage is 85% (i.e., no Catastrophic Event has occurred).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Confidential Information” has the meaning set forth in Section 7.5.

“Contingent Consideration” has the meaning set forth in Section 2.2(a)(ii).

“Contingent Consideration Period” has the meaning set forth in Section 2.2(a)(ii).

“Control” means, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Court” means any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof.

“Damages” has the meaning set forth in Section 7.2(a).

“Data Transmission Agreement” means the Data Transmission Agreement, dated as of the date of this Agreement, by and between Seller and Buyer.

“Documents” means the Bill of Sale and Assignment, the Instruments of Assumption of the Assumed Liabilities, the Instruments of Assignment and Assumption of Assumed Contracts, the Novations, the Buyer Guarantor Guaranty, the Seller Guarantor Guaranty, the Buyer Non-Competition Agreement, the Seller Non-Competition Agreement, the Data Transmission Agreement, the Interim Trademark License Agreement, the Trademark Assignment and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer or Seller or their respective guarantors in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Documents, as indicated by the context in which such term is used.

“Excluded Assets” means all assets of Seller that are not Acquired Assets, including but not limited to:

(a) any assets of or related to Seller’s broker-dealer distribution business, including, without limitation, the fund distribution business (collectively, the “Broker-Dealer”);

(b) any Permits and regulatory licenses directly or indirectly relating to the Business;

(c) any furniture, equipment, fixtures and computer hardware;

(d) all cash and cash equivalents, including, without limitation, certificates of deposit and deposits, bank and money market accounts, and securities of Seller;

(e) any accounts receivable and accrued revenues relating to periods prior to, as applicable, the initial Closing Date with respect to the Seller Contracts assigned or transferred to Buyer on the initial Closing Date or any subsequent Closing Date with respect to the Seller Contracts assigned or transferred to Buyer on the respective subsequent Closing Date;

(f) any revenues (including, but not limited to, any fee payments received from a customer, fund revenue payments received from a registered investment company or refunds of fund revenue payments made to a customer) relating to periods prior to, as applicable, the initial Closing Date with respect to the Seller Contracts assigned or transferred to Buyer on the initial Closing Date or any subsequent Closing Date with respect to the Seller Contracts assigned or transferred to Buyer on the respective subsequent Closing Date;

(g) any claims of Seller under insurance policies providing coverage relating to the Business, except with respect to the Acquired Assets or the Assumed Liabilities;

(h) any personnel records and other records that Seller is required by Law to retain in its possession (Buyer will receive copies of records of hired employees after each Closing Date); and

(i) any assets under any employee benefit plan.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Fund Contracts” means the dealer and similar agreements between the registered investment companies and/or the distributor therefor and Seller as set forth on Schedule 1.1B.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” means any Court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, federal, state, county or local.

“Guarantees” has the meaning set forth in Section 5.7.

“Instruments of Assignment and Assumption of Assumed Contracts” means the Instruments of Assignment and Assumption of Assumed Contracts, each made by Seller to Buyer, duly executed by Seller and Buyer, in substantially the form attached hereto as Exhibit E.

“Instruments of Assumption of the Assumed Liabilities” means the Instruments of Assumption of the Assumed Liabilities, each made by Buyer to Seller, duly executed by Buyer and Seller, in substantially the form attached hereto as Exhibit F.

“Interim Trademark License Agreement” means the Interim Trademark License Agreement, by and between Buyer and the Seller Guarantor, duly executed by Buyer and the Seller Guarantor, in substantially the form attached hereto as Exhibit D.

“Knowledge” means the actual knowledge, after due inquiry, of each of the current officers and directors of Seller and Buyer, as applicable.

“Law” means any constitution, law, statute, treaty, rule, directive, requirement or regulation or Order of any Governmental Entity or regulatory agency.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Licenses” has the meaning set forth in Section 5.6(c).

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, easements, reservations, restrictions, clouds, rights of first refusal or first offer, options, or other similar arrangement or interest in real or personal property.

“Material Adverse Effect” means, with respect to (a) Buyer, a material adverse effect on the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, liabilities, customer, supplier or employee relations of Buyer or Buyer Guarantor, as the case may be, or on the ability of Buyer or Buyer Guarantor to consummate the Transactions contemplated by this Agreement and the Documents or to perform its obligations hereunder or thereunder, or (b) Seller, a material adverse effect on the Acquired Assets or on the ability of Seller or Seller Guarantor to consummate the Transactions contemplated by this Agreement and the Documents or to perform its obligations hereunder or thereunder.

“Minimum Cash Payment” has the meaning set forth in Section 2.2(a)(i).

“NASD” means the National Association of Securities Dealers.

“Net Revenues” has the meaning set forth in the definition of Run Rate Revenue.

“Nonassignable Items” has the meaning set forth in Section 1.8.

“Novations” means the novations or similar transfer agreements entered into between Buyer and the various registered investment companies and/or the distributor therefor in connection with the Fund Contracts pursuant to Section 1.8.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental Entity, regulatory agency or arbitrator.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permits” means all material permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities or regulatory agencies under which Seller is operating or bound.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a regulatory agency or Governmental Entity (or any department, agency, or political subdivision thereof).

“Proceeding” means any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Entity, regulatory authority or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Run Rate Revenue,” means, for the purposes of calculating the Contingent Consideration with respect to a Bank Contract, the annualized sum of (x) gross revenues earned by Buyer (i.e., fee payments or fund trailer payments earned by Buyer) during the Contingent Consideration Period with respect to such Bank Contract (or any successor or replacement contract), less (y) fund revenue payments made by Buyer (i.e., fund trailer payments earned by Buyer and remitted or otherwise credited) to the applicable customer during the Contingent Consideration Period with respect to such Bank Contract (or any successor or replacement contract) (the sum of (x) minus (y) being hereinafter referred to as the “Net Revenues”). For purposes of calculating the Contingent Consideration, the annualized sum of the Net Revenues with respect to a Bank Contract will be calculated by adding the Net Revenues during the Contingent Period and multiplying that sum by four (4).

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Contracts” means the Bank Contracts and the Fund Contracts to be assigned or transferred from Seller to Buyer under this Agreement.

“Seller Guarantor” means Federated Investors, Inc., a Pennsylvania corporation.

“Seller Guarantor Guaranty” means the Guaranty made by Seller Guarantor to Buyer, duly executed by Seller Guarantor, in substantially the form attached hereto as Exhibit B2.

“Seller Non-Competition Agreement” means the non-competition agreement among Seller and its Affiliates and Buyer, in substantially the form attached hereto as Exhibit C2.

“Shared Use Assets” means any asset of Seller that is (a) used in connection with the operation of the Business, (b) used in connection with the operation of one or more business that are not part of the Business, and (c) not reasonably capable of being segregated and transferred to Buyer.

“Tax” as used in this Agreement, means any of the Taxes, and “Taxes” means, with respect to any Person, (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another entity or a member of an affiliated or combined group. Notwithstanding the foregoing, solely for purposes of Section 5.13 and Article VII, Tax (and the correlative meaning, “Taxes”) shall not include any amount to the extent that (A) a Lien cannot be placed upon any of the Acquired Assets with respect to such amount and (B) neither Buyer, Buyer Parent nor any Affiliates of either such entity can be made directly or indirectly liable with respect to such amount.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trademark Assignment” means the Trademark Assignment made by the Seller Guarantor to Buyer, duly executed by Seller and Buyer, in substantially the form attached hereto as Exhibit G.

“Trademarks” means the trademarks set forth on Exhibit 1.1C.

“Transactions” has the meaning set forth in the Recitals.

“Upfront Consideration” has the meaning set forth in Section 2.2(a)(i).

ARTICLE IX

MISCELLANEOUS

9.1 No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

9.2 Entire Agreement.

This Agreement, the Exhibits and the other Documents and the other certificates referred to herein and therein constitute the entire agreement among the Parties and supersedes any prior or contemporaneous understandings, agreements or representations by or among the Parties, written or oral, which may have related in any way to the subject matter of any Document.

9.3 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except with respect to the Affiliates of either party, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

9.4 Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth below:

If to Seller:

Edgewood Services, Inc.

5800 Corporate Drive

Pittsburgh, Pennsylvania 15237

Attention: President

Copy to:

Reed Smith, LLP

435 Sixth Avenue

Pittsburgh, Pennsylvania 15219

Attention: Travis E. Williams, Esq.

      Timothy S. Johnson, Esq.

If to Seller Guarantor:

Federated Investors, Inc.

1001 Liberty Avenue

Pittsburgh, Pennsylvania 15222-3779

Attention: General Counsel

Copy to:

Reed Smith, LLP

435 Sixth Avenue

Pittsburgh, Pennsylvania 15219

Attention: Travis E. Williams, Esq.

      Timothy S. Johnson, Esq.

If to Buyer:

Matrix Settlement & Clearance Services, L.L.C.

700 Seventeenth Street, Suite 300

Denver, Colorado 80202

Telephone: (720) 956-5499

Facsimile: (303) 893-1966

Attention: John Moody

Copy to:

Ellenoff Grossman & Schole LLP

370 Lexington Avenue, Floor 19

New York, NY 10017

Telephone (212) 370-1300

Facsimile: (212) 370-7889

Attention: Barry I. Grossman, Esq.

If to Buyer Guarantor:

MG Colorado Holdings, Inc.

c/o Matrix Settlement & Clearance Services, L.L.C.

700 Seventeenth Street, Suite 300

Denver, Colorado 80202

Telephone: (720) 956-5401

Facsimile: (303) 893-1966

Attention: Cliff D’Amato

Copy to:

Ellenoff Grossman & Schole LLP

370 Lexington Avenue, Floor 19

New York, NY 10017

Telephone (212) 370-1300

Facsimile: (212) 370-7889

Attention: Barry I. Grossman, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.5 Governing Law; Forum.

This Agreement shall be governed by, and construed and enforced in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such State. The Parties hereby irrevocably submit to the jurisdiction of the state or federal Courts located in either the State of New York or the Commonwealth of Pennsylvania in any action, suit or proceeding brought against any other party hereto under or in connection with this Agreement, and hereby irrevocably waives, to the fullest extent each of them may effectively do so, any defense based on improper jurisdiction or venue including, without limitation, defenses based on forum non conveniens.

9.6 Modification, Amendments and Waiver.

No modification, amendment or waiver of any provision of this Agreement shall be valid unless the same shall be approved in writing and signed by all of the Parties.

9.7 Incorporation of Exhibits, Schedules and Documents.

The exhibits, schedules, Documents and other attachments identified in this Agreement are part of this Agreement as if set forth in full herein.

9.8 Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Whenever appropriate in the context, terms used in this Agreement in the singular also include the plural, and vice versa, and each masculine, feminine or neuter pronoun shall also include the other genders. Unless otherwise expressly stated herein, all references to the term “including” shall be deemed to be interpreted as meaning “including, without limitation”. Unless otherwise expressly stated herein, all references to the phrase “applicable law” shall be deemed to include provisions of rules and regulations promulgated under applicable law. Except as otherwise expressly provided herein, all references herein to any contract, agreement, law, rule, regulation or other document shall refer to such contract, agreement, law, rule, regulation or other document as amended from time to time.

9.9 Independence of Covenants and Representations and Warranties.

All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

9.10 Severability.

It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a Court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.11 Injunctive Relief.

The Parties acknowledge and agree that the failure of any Party to perform its agreements and covenants under Sections 1.6, 1.7, 7.2, 7.5, 7.6, 7.8, 7.9 and 7.10 of this Agreement, together with the Data Transmission Agreement and the Non-Competition Agreements, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any Court of competent jurisdiction to compel performance of, to the granting by such Court of the remedy of specific performance of, such Party’s obligations under Sections 1.6, 1.7, 7.2, 7.5, 7.6, 7.8, 7.9 and 7.10 of this Agreement, together with the Data Transmission Agreement and the Non-Competition Agreements.

9.12 Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.13 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same Agreement.

[The signatures are on the following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MATRIX SETTLEMENT & CLEARANCE SERVICES, LLC

By:	MG Colorado Holdings, Inc., as managing member

	By:	/s/ R. Clifton D’Amato
R. Clifton D’Amato, Vice President

By:	Optech Systems, Inc., as managing member

	By:	/s/ Let Lee
Let Lee, President

EDGEWOOD SERVICES, INC.

By:	/s/ Thomas R. Donahue
Name:	Thomas R. Donahue
Title:	Executive Vice President

ACKNOWLEDGED AND AGREED TO AS OF THIS 15th DAY OF FEBRUARY, 2006:

FEDERATED INVESTORS, INC.

By:	/s/ Thomas R. Donahue
Name:	Thomas R. Donahue
Title:	Vice President/Chief Financial Officer

MG COLORADO HOLDINGS, INC.

By:	/s/ R. Clifton D’Amato
Name:	R. Clifton D’Amato
Title:	Vice President